CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in the Registration Statement on Form N-2 of Center Coast Brookfield MLP & Energy Infrastructure Fund as filed with the Securities and Exchange Commission on or about December 27, 2019.

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

New York, New York

December 27, 2019